EXHIBIT 99.1

RadioIO Acquires CrowdStream to Bolster Artists’ Ability to Monetize with RadioIO

NEW YORK, New York, April 29, 2014 – Radioio, Inc. (OTCQB: RAIO) today announced its acquisition of the mobile application business of Crowdstream Inc.  Through this acquisition, RadioIO will strengthen its relationship with artists and their fans.  The purchase price consisted of RadioIO common stock and cash.

CrowdStream, a free mobile app that enhances the event experience and creates additional revenue streams for artists, allows fans attending live events to use social media and mobile technology to connect with each other and interact with artists during those events.  CrowdStream enables artists to engage with their fans when they're most excited: while they're at the show. Fans are able to interact with other fans at the event, and can win various prizes through the app, ranging from signed merchandise to meet & greets with the artist. In-app purchases of tickets and merchandise, and ad hoc sales, music downloads and fan club memberships, create additional artist revenue.

"RadioIO is delighted to acquire a business which was established to help artists engage and monetize their fan base in new and creative ways,” stated RadioIO COO Julia Miller.

CrowdStream has powered mobile engagement for over 150 artists, including Mötley Crüe, Neon Trees, Shinedown, and The Wanted.  RadioIO plans to expand the offering to more artists and continue to develop additional tools to connect fans and artists.

“Our vision has always been to connect artists with fans in meaningful ways, both online and offline,” said Crowdstream, Inc. CEO Brian Bason.  “By joining RadioIO, a company that shares our vision, our combined offering will build deeper relationships with the artists and fans we love. We are thrilled to be a part of this team and can't wait to see what we can build together."

About CrowdStream:

CrowdStream enhances the event experience by encouraging fans to connect with artists and with each other, and by giving artists new ways to engage with and activate fans in the moment at shows. CrowdStream helps artists tap fan content and personal recommendations to drive organic growth, create additional revenue, and generate incremental ticket sales.

About RadioIO:

Radioio, Inc., (OTCQB: RAIO), provides an internet radio platform (www.Radioio.com) that delivers  streamed music anytime and anywhere on connected devices. RadioIO’s full-service background music and messaging ecosystem supports large franchise businesses and other vertical markets, such as retail, hospitality, health and wellness. RadioIO provides talk radio programming, such as Be Well Radio, RadioIO Comedy and internet radio music with extensive genres of handcrafted customized music, including classical, new age, rock, reggae and country.

Forward-Looking Statements

Statements about the future expectations of Radioio, Inc. and all other statements in this press release other than historical facts are forward-looking statements.  Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which RadioIO may participate; competition within RadioIO’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by RadioIO to successfully develop or acquire products and services and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, RadioIO’s actual results could differ materially from expected results.

Contacts:

Radioio, Inc.
Sarah Wilson
Sarah@digipowers.com
Phone 212-389-2033